Certain identified information has been excluded from the exhibit because (i) it is not material and (ii) is the type of information that the Company treats as private or confidential. Bracketed asterisks denote omissions.
EXHIBIT 10.1
FY25 Executive Incentive Plan

1.Purpose: The FY25 Executive Incentive Plan (the “FY25 Plan”) is designed to reward key management for achieving certain financial and business objectives.

2.Plan Period: The FY25 Plan covers the Company’s fiscal year 2025 (i.e., September 28, 2024, through October 3, 2025).

3.Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this FY25 Plan may be eligible for other programs established by Skyworks.

4.Incentive Targets: Participants are eligible to earn an incentive bonus equal to a percentage of their base salary based on the Company’s achievement of certain performance metrics as set forth below. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant’s base salary):

Name	Incentive At Nominal	Incentive At Target	Incentive At Stretch
CEO	80%	160%	320%
CFO	50%	100%	200%
Other CEO Direct Reports	40%	80%	160%

5.Metrics: The performance metrics for FY25 are as follows:

Metric ($M)	Nominal	Target	Stretch
Corporate Operating Income Dollars[1]	[**]	[**]	[**]
Corporate Revenue	[**]	[**]	[**]
1 Non-GAAP operating income
Note: Minimum FY25 annual operating level of performance = FY25 nominal non-GAAP operating income metric above

Each performance metric above anticipates normal operations. Any changes or adjustments to the performance metrics (or metric weightings) to take account of extraordinary, unusual, or special items (e.g., restructurings, acquisitions and/or dispositions), or such other items as the Compensation Committee may determine in its sole discretion, will be made in the sole discretion of the Compensation Committee.

Payments to be made with respect to the metrics will be weighted based on performance as follows, with percentages representing percentages of the participant’s target award:

	FY25 Operating Income $	FY25 Revenue
All Participants	50%	50%

6.How the Plan Works: Upon completion of the applicable performance period, the Chief Executive Officer will provide the Compensation Committee with recommendations for incentive award payments to all named participants of the plan except himself. The Chief Executive Officer may recommend awards below a participant’s nominal incentive award or above a participant’s stretch incentive award. The Chief Executive Officer may also recommend modifications to incentive payments (including, but not limited to, the delivery of equity awards in lieu of cash) to ensure an equitable distribution of incentives. The Committee will review the recommendations and approve the actual amount (and form) of the payment to be made to each participant, including the Chief Executive Officer. All incentive award payments under the FY25 Plan, if earned, will be paid by March 15th of the calendar year following the end of the calendar year in which the performance period ends.

7.Administration: If actual performance achieved for the applicable performance period falls between the applicable Nominal and Target levels, or between the Target and Stretch levels, the achievement with respect to such metric shall be calculated based on a straight-line, mathematical interpolation between the applicable vesting percentages.

In order to fund the incentive plans and ensure the Company’s overall financial performance, the following terms apply:

•No incentive payments will be made with respect to the metrics unless the Company meets its minimum operating income goal (in dollars) after accounting for any incentive award payments (“Minimum Operating Level of Performance”).

•Any payment shall be conditioned upon the Participant’s employment by the Company on the date of payment; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability.

•Any payments made under this FY25 Plan will be subject to the provisions of any compensation clawback or recoupment policy that Skyworks has in effect or may adopt in the future.

8.Taxes: All awards are subject to applicable taxes, including federal, state, local, and social security taxes. Payments under this FY25 Plan will not affect the participant’s base salary, which is used as the basis for Skyworks’ benefits program.
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